OTCQB : MVTG

May 01, 2014 09:15 ET

Mantra Announces Allowance of Australian Patent

BURNABY, BRITISH COLUMBIA--(Marketwired - May 1, 2014) - Mantra Venture Group (OTCQB:MVTG) and its subsidiary, Mantra Energy Alternatives, have been notified of the acceptance of their primary ERC patent application in Australia. This patent application covers the reactor and process for the electrochemical conversion of carbon dioxide to chemical products, and is a crucial component of Mantra's intellectual property portfolio. The Australian patent will be officially issued in the coming months, when it will join the corresponding issued patents in China and India.

"This is a very important patent and we are glad to see it allowed in a growing number of jurisdictions," says Mantra President Larry Kristof. He went on to say, "Australia uses a great deal of coal and has a demonstrated interest in carbon utilization. We are very excited about exploring opportunities there."

Mantra's Industry Specialist, Randy Gue, will be travelling to Australia over the coming two weeks to explore opportunities for collaboration and adoption. From over 30 years of experience in the cement industry, Mr. Gue has a unique insight into how Mantra's processes can be integrated into large-scale industrial plants.

"With the coming official issuance of the primary ERC patent in Australia, I am looking forward to the opportunity to meet with a number of potential business partners and officials that Mantra can work with in the future," says Mr. Gue.

About Mantra Venture Group

Mantra Venture Group Ltd. (OTCQB:MVTG) is a clean technology incubator that takes innovative emerging technologies and moves them towards commercialization. The Company, through its subsidiary Mantra Energy Alternatives, is currently developing two groundbreaking electrochemical technologies designed to make reducing greenhouse gas emissions profitable, ERC (Electro-Reduction of Carbon Dioxide) and MRFC (Mixed-Reactant Fuel Cell).

ERC is a form of "carbon capture and utilization" (CCU) that converts the polluting greenhouse gas carbon dioxide into useful, valuable products including formic acid and formate salts. By utilizing clean electricity, the process offers the potential for an industrial plant to reduce emissions while generating a salable product and a profit.

The MRFC is an unconventional fuel cell that uses a mixture of fuel and oxidant, thereby greatly reducing the complexity and cost of the fuel cell system. Ideal for portable applications, the MRFC is cheaper, lighter, and more compact than conventional fuel cell technologies.

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For more information go to: www.mantraventuregroup.com

Forward-looking statements: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See Mantra Venture Group's filings with the Securities and Exchange Commission, which identify specific factors that may cause actual results or events to differ materially from those described in forward-looking statements.

CONTACT INFORMATION

Mantra Venture Group Ltd.
John Williams
Investor Relations
(604) 495-1766 (Canada)
(502) 214-5932 (USA)
mantraenergy@aberdeencap.com

Mantra Venture Group Ltd.
Company Contact
(604) 560-1503
info@mantraenergy.com
www.mantraventuregroup.com